Exhibit 99.1

FOR IMMEDIATE RELEASE

Twitter Announces Appointment of Ned Segal as Chief Financial Officer

SAN FRANCISCO, California – July 11, 2017 – Twitter, Inc. (NYSE: TWTR) today announced the appointment of Ned Segal as Chief Financial Officer (CFO), effective in late August. Mr. Segal will assume the CFO role from Anthony Noto, Twitter’s Chief Operating Officer and Chief Financial Officer. Mr. Noto will continue to serve as Twitter’s Chief Operating Officer, the position he assumed in November 2016.

Mr. Segal brings to Twitter more than 20 years of finance and capital markets experience, an extensive background in financial planning and operations, management and strategy, and a deep knowledge of the technology industry. He most recently served as Senior Vice President of Finance for the Small Business Group at Intuit Inc., where he led financial and strategic planning for the company’s $2.5 billion division that delivers QuickBooks, Payments and Payroll to millions of customers.  Prior to his role at Inuit, Mr. Segal served as CFO of RPX Corporation, a public patent risk management solutions company, and for many years at Goldman Sachs in numerous roles around the technology capital markets, most recently as Managing Director and Head of Global Software Investment Banking. Mr. Segal began his career at Goldman Sachs in Equity Research Sales, where he focused on technology companies and worked with many of the most renowned technology investors.

“Ned’s experience in financial operations as a public company and business unit CFO, along with his background serving technology companies and investors, are an ideal fit for Twitter as we work to extend our positive momentum, continue growing our audience and achieve greater operating efficiency,” said Jack Dorsey, Chief Executive Officer of Twitter. “He brings a principled, engaging and rigorous approach to the CFO role, with a track record of driving profitable growth.”

“I’ve long admired Twitter’s impact in the world, and I’m committed to helping the Company build on its recent momentum, allocate resources against its greatest priorities, and continue toward its goal of GAAP profitability and beyond,” said Mr. Segal.  “Twitter has a talented management team, a unique purpose and tremendous potential. I look forward to putting my background and skills to work to help the Company achieve greater results for our employees and shareholders.”

As CFO, Mr. Segal will report directly to Mr. Dorsey and will oversee Twitter’s finance, accounting, corporate development, corporate security, financial planning & analysis (FP&A), investor relations, real estate & workplace, internal audit, tax and treasury areas of the business.

The Company noted that Mr. Segal’s appointment as CFO is unrelated to financial expectations provided in its Q1'17 shareholder letter issued on April 26, 2017. Twitter will release financial results for the second quarter of 2017 on July 27, 2017, before the market open at approximately 4:00 a.m. Pacific Time (7:00 a.m. Eastern Time). On the same day, Twitter will host a conference call to discuss these financial results at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time). To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com.

About Ned Segal

Ned Segal most recently has served as Senior Vice President of Finance for Intuit's Small Business Group. As finance lead for Intuit's $2.5 billion division that delivers QuickBooks, Payments, and Payroll to millions of small businesses and self-employed customers in the U.S. and seven other countries, he was responsible for the division's financial and strategic planning.  Before joining Intuit, Mr. Segal served as

Exhibit 99.1

Chief Financial Officer of RPX (NASDAQ: RPXC), the leader in patent risk management solutions to technology companies around the world. In this role he was responsible for forecasting and planning, accounting, investor relations, and other financial, strategic and operational matters.  Prior to RPX, he spent 17 years at Goldman Sachs, initially serving in equity research sales from 1996 to 2004. Mr. Segal transitioned to Goldman Sachs’ Technology, Media, and Telecom Investment Banking Group in 2005, and from 2009 to 2013 served as Managing Director, Head of Global Software Investment Banking.  In this capacity, he advised technology companies from around the world on mergers, acquisitions, IPOs, and other equity and debt financings, and led Goldman Sachs’ investments in multiple technology companies.  Mr. Segal received his B.S. from Georgetown University and currently serves as a Trustee of Town School for Boys and a Board Member of the Georgetown Technology Alliance.

About Twitter, Inc.

Twitter, Inc. (NYSE: TWTR) is what’s happening in the world and what people are talking about right now. On Twitter, live comes to life as conversations unfold, showing you all sides of the story. From breaking news and entertainment to sports, politics and everyday interests, when things happen in the world, they happen first on Twitter. Twitter is available in more than 40 languages around the world. The service can be accessed at twitter.com, on a variety of mobile devices and via SMS. For more information, visit about.twitter.com or follow @twitter. For information on how to download the Twitter and Periscope apps, visit twitter.com/download and periscope.tv.

Contacts

Investors:

Cherryl Valenzuela

ir@twitter.com

Press:

Kristin Binns

press@twitter.com